Exhibit 99.01

DexCom Inc. Reports First Quarter 2009 Financial Results

SAN DIEGO, CA—(BUSINESS WIRE-May 6, 2009)—DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results for the quarter ended March 31, 2009.

Product revenue grew to approximately $2.7 million for the first quarter of 2009, an increase of 46% from the $1.8 million in product revenue reported for the first quarter of 2008, and an increase of approximately 8% from the $2.45 million reported for the fourth quarter of 2008. Total first quarter 2009 revenue, which includes development grant revenue, was $5.2 million, an increase of 180% from the same quarter in 2008, and approximately 28% from the fourth quarter of 2008. The company reported a net loss of $13.1 million or $0.33 per share for the first quarter of 2009, down from $13.8 million or $0.47 per share for the first quarter of 2008. The net loss included $3.7 million in non-cash expenses during the first quarter of 2009, which included $1.1 million in non-cash interest expense associated with adoption of FSP APB 14-1.

Cost of sales totaled $5.5 million for the first quarter of 2009, compared to $3.2 million for the first quarter in 2008. The increase was due to additional product sales and development costs related to development and collaboration agreements entered into during 2008. Research and development expense decreased by approximately $1.6 million to $3.2 million for the first quarter of 2009, compared to $4.8 million for the first quarter of 2008. The decrease in research and development expense was primarily due to development and collaboration agreements entered into during 2008 and the corresponding reclassification of expenses to development cost of sales. Selling, general and administrative expense increased by approximately $1.5 million to $7.9 million for the first quarter of 2009, compared to $6.4 million for the first quarter of 2008, with the change primarily due to additional marketing and sales costs including increased consulting fees. As of March 31, 2009, the Company had $65.2 million in cash, marketable securities, and restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (877) 856-1955 (US/Canada) or (719) 325-4804 (International) and use the participant code “9211452” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending March 31, 2009, as filed with the Securities and Exchange Commission on May 6, 2009.

FOR MORE INFORMATION:

Steve Pacelli

Chief Administrative Officer

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Balance Sheets

(In thousands – except par value data)

(Unaudited)

	March 31, 2009	December 31, 2008 (1)
Assets
Current assets:
Cash and cash equivalents	$9,276	$12,700
Short-term marketable securities, available-for-sale	52,176	14,368
Accounts receivable, net	1,345	1,118
Inventory	2,365	2,446
Prepaid and other current assets	1,344	1,426

Total current assets	66,506	32,058
Property and equipment, net	6,403	6,105
Restricted cash	3,702	4,270
Other assets	1,335	1,449

Total assets	$77,946	$43,882

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$3,774	$4,599
Accrued payroll and related expenses	2,187	2,115
Current portion of long-term debt	1,588	1,931
Current portion of deferred revenue	7,448	6,351

Total current liabilities	14,997	14,996
Long-term portion of deferred revenue	4,173	5,669
Other liabilities	916	889
Long-term debt, net of current portion	42,706	41,796

Total liabilities	62,792	63,350
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000 shares authorized; no shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	—	—
Common stock, $0.001 par value, 100,000 authorized; 46,187 and 45,907 issued and outstanding at March 31, 2009; 30,103 and 29,824 shares issued and outstanding at December 31, 2008	46	30
Additional paid-in capital	265,921	218,136
Accumulated other comprehensive income	13	50
Accumulated deficit	(250,826)	(237,684)

Total stockholders’ equity (deficit)	15,154	(19,468)

Total liabilities and stockholders’ equity (deficit)	$77,946	$43,882

(1)	The Consolidated Balance Sheet at December 31, 2008 has been derived from the audited consolidated financial statements as adjusted for the adoption of FSP APB 14-1.

DexCom, Inc.

Statements of Operations

(In thousands – except per share data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008 (1)
Product revenue	$2,672	$1,824
Development grant revenue	2,540	38

Total revenue	5,212	1,862
Product cost of sales	3,522	3,112
Development cost of sales	1,953	130

Total cost of sales	5,475	3,242

Gross margin (deficit)	(263)	(1,380)
Operating expenses
Research and development	3,171	4,843
Selling, general and administrative	7,903	6,421

Total operating expenses	11,074	11,264
Operating loss	(11,337)	(12,644)
Interest income	123	565
Interest expense	(1,928)	(1,735)

Net loss	$(13,142)	$(13,814)

Basic and diluted net loss per share	$(0.33)	$(0.47)

Shares used to compute basic and diluted net loss per share	39,569	29,228

(1)	Adjusted for the required retrospective application of FSP APB 14-1.